Exhibit 10.1
Idearc Inc.
Summary of Additional Relocation Benefit for Scott W. Klein
     In May 2008, Idearc Inc. (the “Company”) entered into an employment agreement with Scott W. Klein in connection with his appointment as Chief Executive Officer of the Company. Under the terms of the agreement, the Company agreed to provide Mr. Klein with certain benefits related to his relocation from Chicago, Illinois to Dallas, Texas.
     On October 29, 2008, the Company’s Board of Directors approved an additional relocation benefit for Mr. Klein whereby he will receive approximately $3.78 million for his Chicago home, which amount represents his approximate cost basis in the home. The Company has agreed to assume the risk of loss to the extent the home is sold for less than Mr. Klein’s cost basis. The current appraised value of the home is approximately $2.75 million. Additionally, the Company has agreed to pay the expenses associated with selling Mr. Klein’s home, including closing costs and fees of a relocation firm.
     This additional relocation benefit will result in taxable income to Mr. Klein. The Company has agreed to make an additional payment to him to offset the resulting tax liability. The actual amount payable to Mr. Klein for this tax benefit will depend on the actual sale price of the home and the closing costs and other fees paid by the Company.